Exhibit 99.1
Electric City Corp. Reports First Quarter 2006 Results
Quarter Focused on Management Change and Re-Positioning While
eMAC Sales Contribute to Strong Increase in Quarterly Revenue
ELK GROVE VILLAGE, IL, May 15, 2006 / PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies, today announced its results for the three-month period ended March 31, 2006. The Company reported an $895,632, or 357% increase in first quarter revenue to $1,146,345 as compared to $250,713 for the same period in the prior year. It reported a net loss from continuing operations of $1,935,180 or $0.05 per share for the first quarter of 2006 versus a loss of $912,957 or $0.03 per share in 2005. Discontinued operations reported a loss of $21,425 for the first quarter of 2006 as compared to income of $237,700 for the first quarter of 2005. The net loss available to common shareholders for the first three months of 2006 was $2,571,895 or $0.05 per share versus a net loss available to common shareholders of $1,010,057 or $0.02 per share for the first three months of 2005.
“The first quarter of 2006 was an important quarter at Electric City,” commented Jeffrey Mistarz, the Company’s CFO. “We took significant steps to position the Company for future growth and profitability and began to realize some of the potential that we saw in Maximum Performance Group (MPG) when we acquired it last May. During the quarter we named David Asplund as our new CEO and we significantly changed the makeup of our Board of Directors by bringing in Dick Kiphart as our new Chairman and adding Max Carey and Greg Barnum as directors. These individuals, along with other members of Electric City’s senior management team have focused on developing a strategy to enable Electric City to take full advantage of what we believe may be the best historical market for the Company’s products due to the continuing increase in energy prices. During the quarter we also completed the sale of our Great Lakes Controlled Energy subsidiary, which will allow us to focus entirely on expanding our core energy technology and solutions businesses. At the same time our MPG subsidiary began to gain traction, with eMAC sales contributing over half of our revenue and 70% of our gross profit for the quarter.”
“I have spent the last 100 days reviewing with management and directors the Company’s sales and marketing strategies, its products, its organization and its financial situation,” commented David Asplund, Electric City’s CEO. “This evaluation confirmed our belief that the Company needs to focus on being a world class sales and marketing organization selling energy solutions. I believe we have already made significant progress toward this end and believe we are in the right place, at the right time, with the right people and technologies to capitalize for our shareholders on the growing demand for energy efficiency.”
A full analysis of the three-month results are available in the Company’s 10-Q, which is available on the Company’s website at www.elccorp.com or on Edgar. The Company will announce the date and time for a conference call within the next week to discuss first quarter results and other developments.
About Electric City Corp.
Electric City is a leading developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. Some of these risks are referenced in Electric City’s current Annual Report on Form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.